EXHIBIT 4.1 SUBSCRIPTION agreement This Subscription agreement ("Agreement") is entered into by and between: Lakeside Serenity Resorts Inc., a corporation organized under the laws of the State of New Jersey (the "Company"), and the undersigned subscriber (the "Subscriber"). 1. Subscription The Subscriber hereby agrees to purchase from the Company Class A Common Stock at a purchase price of $0.10 per share, in the amount set forth below: Number of Shares: __________ Purchase Price per Share: $0.10 Total Subscription Amount: $__________ 2. Acceptance of Subscription This subscription is subject to acceptance by the Company. The Company reserves the right to accept or reject any subscription, in whole or in part, in its sole discretion. 3. Investor Representations The Subscriber represents and warrants that: The Subscriber understands that this investment is highly speculative and involves a high degree of risk. The Subscriber is purchasing the shares for investment purposes only, and not with a view to resale or distribution. The Subscriber has sufficient knowledge and experience in financial matters to evaluate this investment. The Subscriber has been given access to all information deemed necessary to make an informed investment decision. 4. Securities Law Compliance The Subscriber acknowledges that the shares have not been registered under the Securities Act of 1933, as amended, and are being offered pursuant to Regulation A. 5. Governing Law This agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to its conflict of laws principles. 6. Signature Subscriber Signature: ___________________________ Name: _______________________________ Date: _______________________________ Company Lakeside Serenity Resorts Inc. By: _______________________________ Name: Xiaowei Jin Title: Chief Executive Officer Date: _______________________________